Exhibit 99.2

HINES GLOBAL REIT II, INC.
SHARE REDEMPTION PROGRAM
APPLICABLE TO
CLASS I SHARES AND CLASS J SHARES
As Adopted by the Board of Directors, effective May 1, 2017

Definitions
Company – Shall mean Hines Global REIT II, Inc. References herein to “we,” “our,” or “us” refer to the Company.
Advisor – Shall mean Hines Global REIT II Advisors LP.
SEC – Shall mean the United States Securities and Exchange Commission.
Securities Act – Shall mean the Securities Act of 1933, as amended.
Sponsor – Shall mean Hines Interests Limited Partnership.
Share Redemption Program Applicable to Class I Shares and Class J Shares
Our shares are currently not listed on a national securities exchange, and we do not know whether they will ever be listed. In order to provide holders of our Class I Shares and Class J Shares with some liquidity, we have adopted this share redemption program. As described below, we cannot guarantee that our share redemption program will be available indefinitely. Stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, may receive the benefit of limited liquidity by presenting for repurchase to us all or a portion of those shares, in accordance with the procedures outlined herein and subject to the limitations and restrictions of the program described below. There is no fee payable to our Advisor, our Sponsor, our board of directors or any other party in connection with the repurchase of shares pursuant to our share redemption program.

Subject to the limitations of and restrictions on the program, and subject to funds being available as described below, shares redeemed under this share redemption program will be redeemed at a price equal to the NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC. Under this share redemption program, we may redeem during any calendar month Class I Shares and Class J Shares whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is 2% of the aggregate NAV of such classes of shares as of the last calendar day of the previous month and during any calendar quarter whose aggregate value (based on the redemption price per share in effect when the redemption is effected) is up to 5% of NAV of such classes of shares as of the last calendar day of the prior calendar quarter. During a given quarter, if in each of the first two months of such quarter the 2% redemption limit is reached and stockholders’ redemptions are reduced pro rata for such months, then in the third and final month of that quarter, the applicable limit for such month will likely be less than 2% of the NAV applicable to all such shares as of the last calendar day of the previous month because the redemptions for that month, combined with the redemptions in the previous two months, cannot exceed 5% of the NAV of such classes of shares as of the last calendar day of the prior calendar quarter.
There is no minimum holding period for Class I Shares and Class J Shares and you can request that we redeem your Class I Shares and Class J Shares at any time. However, Class I Shares and/or Class J Shares that have not been outstanding for at least one year will be redeemed at 95% of the redemption price that would otherwise apply, which we refer to as the “short-term holding discount;” provided, that, the period that a Class I Share was held prior to being converted into a Class J Share will count toward the total hold period for a Class J Share. Upon request, we may waive the short-term holding discount in the case of the death or disability of a stockholder. The discount also will be waived with respect to shares issued pursuant to our distribution reinvestment plan and any shares that we issue as stock dividends.
Unless our board of directors determines otherwise, we intend to fund redemptions pursuant to our share redemption program applicable to Class I Shares and Class J Shares from any available cash sources at our disposal, including available cash, cash flow from operations, the sale of real estate-related securities and other assets, borrowings or offering proceeds, without any limitation on the amounts we may pay from such sources. Our board of directors has complete discretion to determine whether all of such funds will be applied to redemptions pursuant to the program, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions pursuant to the program.
If you would like to request redemption of your shares, please contact us to receive required redemption forms and instructions concerning required signatures. Certain broker dealers require that their clients make redemption requests through their broker dealer, so please contact your broker dealer first if you want to request redemption of your shares. Stockholders may request that we redeem all or any portion of their shares as of the close of business on the last calendar day of each full calendar month, or the “Redemption Date.” To have their shares redeemed, stockholders’ redemption requests and required documentation must be received by us in good order by 4:00 p.m. Eastern time on the second to last business day of the applicable month. If a redemption request is received after such time, the redemption order will be executed on the next month’s Redemption Date at the NAV per share applicable to that quarter (subject to any short-term holding discount), unless such request is withdrawn prior to that Redemption Date. Stockholders will generally have at least 20 business days (from the last business day of the previous month to the second to last business day of the applicable month) during which to decide whether to request redemption of their shares as of the end of the current month. Stockholders may withdraw their redemption requests before they have been processed by notifying a customer service representative available on our toll-free information line at (888) 220-6121 before 4:00 p.m. Eastern time on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days after the Redemption Date.

Any new NAV will be disclosed within 45 days after the date as of which it is determined and commencing with the quarter after the first quarter in which we sell a Class I Share in our public offering, NAV calculations will be made on a quarterly basis. In certain circumstances a stockholder may make a redemption request for a particular Redemption Date before the NAV applicable to such Redemption Date is made available, however, the redemption price will be made available for a period of at least 10 business days ending on or before the second to last business day of each month and, as a result, all stockholders will have at least a ten business day period to consider the redemption price before the deadline to submit or withdraw a redemption request (the first day of the ten business day period is the day the redemption price is made available and the tenth business day of the period is the deadline to submit or withdraw a redemption request (the second to last business day of the month)). The NAV per share will be posted on the Company’s website (www.HinesSecurities.com/reits/ hines-global-reit-2) promptly after it has become available and will also be available through our toll-free information line at (888) 220-6121. Under normal circumstances, we expect to fulfill redemption requests, subject to the 2% monthly and 5% quarterly limitations.
We may redeem fewer Class I Shares and Class J Shares than have been requested to be redeemed in any particular month, or none at all, in our discretion, including due to the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because our board of directors has determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In the event that we determine to redeem some but not all of the Class I Shares and Class J Shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unfulfilled redemption requests due to any of the limitations described above must be resubmitted after the start of the next month or quarter, or upon the recommencement of the redemption program, as applicable. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable redemption date (the last calendar day of the month), and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or reports filed by us, or more frequently as required by applicable securities laws.
If redemption requests, in the business judgment of the board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not redeemed, then our board of directors may modify or suspend the share redemption program if it deems such action to be in the best interest of our stockholders. In addition, our board of directors may determine to suspend the share redemption program due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Material modifications, including any reduction to the monthly or quarterly limitations on redemptions, and suspensions of the program will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report. Any material modifications will also be disclosed on our website.

You will not relinquish your shares until we redeem them. The shares we redeem under our share redemption program will be cancelled and will have the status of authorized but unissued shares. We will not resell such shares to the public unless such sales are first registered with the SEC under the Securities Act and under appropriate state securities laws or are exempt under such laws. We will terminate our share redemption program in the event that our shares ever become listed on a national securities exchange or in the event a secondary market for our common shares develops.
Any NAV per share approved by our board of directors in the future may be higher or lower than the most recently disclosed NAV per share, which would cause the redemption price under our share redemption program to increase or decrease accordingly. The NAV per share is not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amount if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amount upon our liquidation or sale; (iii) shares of our common stock would trade at such per share amount on a national securities exchange; or (iv) a third party would offer such per share amount in an arm’s-length transaction to purchase all or substantially all of our shares of common stock.